UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
☐ Definitive Proxy Statement	permitted by Rule 14a-6(e)(2))
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Mattel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MATTEL, INC.

333 Continental Boulevard

El Segundo, California 90245

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2009

This proxy statement supplement, dated May 1, 2009, supplements the proxy statement (“Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 30, 2009 relating to the annual meeting of stockholders of Mattel, Inc. (“Mattel”) to be held on Wednesday, May 13, 2009 at 9:00 a.m., local time, at The Sheraton Gateway Hotel Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045. The purpose of this supplement is to provide additional information with respect to certain tax gross-up payments reported by Mattel for its executives in the Proxy Statement. Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Mattel has in the past paid or reimbursed executive officers for the amount of certain taxes owed by them in respect of certain perquisites and benefits. The following changes have been made to Mattel’s compensation practice since the filing of the Proxy Statement:

•

Mr. Robert A. Eckert has agreed to waive his right to payments (including gross-up payments) covering any taxes incurred on the imputed income related to his personal use of a Mattel-owned aircraft or charter flight on or after June 1, 2009.

•

Mattel will not make any payments (including gross-up payments) to cover Medicare taxes on vested benefit amounts accrued by its executives under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan on or after June 1, 2009.

•

In order to provide for a smooth transition and provide its executives with sufficient time to consider alternative financial planning services, Mattel will not make any payments (including gross-up payments) to cover any taxes incurred by its executives on the imputed income from financial planning services provided by Mattel on or after January 1, 2010.